Exhibit 99.1

Simpson Manufacturing Co., Inc. Announces Second Quarter Earnings

          DUBLIN, Calif., July 26 /PRNewswire-FirstCall/ -- Simpson Manufacturing Co., Inc. (the “Company”) announced today that its 2005 second quarter net sales increased 23.4% to $224.3 million as compared to net sales of $181.8 million for the second quarter of 2004. Net income increased 32.2% to $28.8 million for the second quarter of 2005 as compared to net income of $21.8 million for the second quarter of 2004. Diluted net income per common share was $0.60 for the second quarter of 2005 as compared to $0.45 for the second quarter of 2004. In the first half of 2005, net sales increased 19.5% to $408.5 million as compared to net sales of $341.8 million for the first half of 2004. Net income increased 13.7% to $45.2 million for the first half of 2005 as compared to net income of $39.8 million for the first half of 2004. Diluted net income per common share was $0.93 for the first half of 2005 as compared to $0.81 for the first half of 2004.

          In the second quarter of 2005, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the southern, western (excluding California) and the midwestern regions. Sales in California increased relative to the first quarter of 2005 when heavy rains, particularly in southern California, slowed construction activity. Simpson Strong-Tie’s second quarter sales increased 26.9% over the same quarter last year, while Simpson Dura-Vent’s sales decreased 5.6%. Lumber dealers and home centers were the fastest growing Simpson Strong-Tie sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Sales of the Quik Drive product line, acquired in the fourth quarter of 2004, contributed significantly to the increase. Anchor systems, seismic and high wind products and engineered wood products had the highest percentage growth rates in sales. Sales of Simpson Strong-Tie’s Strong-Wall product line, with a substantial share of its sales in California, increased somewhat as compared to the second quarter of 2004. Sales of Simpson Dura-Vent’s products decreased, with the exception of its pellet vent products which increased slightly, compared to the second quarter of 2004.

          Income from operations increased 28.8% from $35.6 million in the second quarter of 2004 to $45.9 million in the second quarter of 2005, while gross margins decreased from 40.9% in the second quarter of 2004 to 39.6% in the second quarter of 2005. This decrease in gross margins was primarily due to increased material costs, mainly steel, which increased at a faster rate than the sales price increases that the Company put in place during 2004 and early 2005. The material cost increase was partially offset by improved absorption of the Company’s fixed overhead costs, primarily due to the increased sales volume. The Company’s raw material inventory continued to decrease, by 25.7% from balances as of December 31, 2004, while its in-process and finished goods inventory increased by 10.2% over the first half although it declined slightly in the second quarter.

          Selling expenses increased 1.1% from $15.3 million in the second quarter of 2004 to $15.5 million in the second quarter of 2005. While the increase was small, it was driven primarily by a $0.6 million increase in costs associated with the addition of sales and marketing personnel, including those associated with the acquisition of the assets of Quik Drive, U.S.A., Inc. and Quik Drive Canada, Inc. and 100% of the equity of Quik Drive Australia Pty. Limited (collectively “Quik Drive”), partially offset by a $0.5 million decrease in advertising and promotional expenses. General and administrative expenses increased 16.7% from $23.5 million in the second quarter of 2004 to $27.4 million in the second quarter of 2005. The increase was primarily due to an increase in cash profit sharing of $2.5 million, as a result of increased operating profit, and increased costs associated with the addition of administrative personnel of $0.8 million and an increase in amortization of intangible assets of $0.4 million. The increases in personnel costs and amortization were primarily associated with the Quik Drive acquisition. In addition, stock compensation costs were higher by $0.3 million. Partially offsetting the increases were decreases in legal expenses of $0.5 million and favorable bad debt experience in the current quarter of $0.3 million. The tax rate was 37.5% in the second quarter of 2005, down from 38.5% in the second quarter of 2004. The decrease was primarily due to lower taxable income as a result of the new manufacturing deduction for qualified production activity income under the American Jobs Creation Act of 2004.

          In the first half of 2005, sales growth occurred throughout Europe and North America. The growth in the United States was strongest in the southern and western regions, excluding California. Simpson Strong-Tie’s first half sales increased 22.3% over the same period last year, while Simpson Dura- Vent’s sales decreased 3.5%. Lumber dealers and home centers were the fastest growing Simpson Strong-Tie sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Sales of Quik Drive products contributed significantly to the increase. Anchor systems, seismic and high wind products and engineered wood products had the highest percentage growth rates in sales. Sales of Simpson Strong-Tie’s Strong-Wall product line, with a substantial share of its sales in California, were down significantly from the first half of 2004 primarily due to the slow sales in the first quarter of 2005. Sales of Simpson Dura-Vent’s products decreased, with the exception of its pellet vent products with increased slightly, compared to the first half of 2004.

          Income from operations increased 11.4% from $64.9 million in the first half of 2004 to $72.3 million in the first half of 2005 while gross margins decreased from 40.7% in the first half of 2004 to 37.5% in the first half of 2005. This decrease was primarily due to increased material costs, mainly steel, which increased at a faster rate than the sales price increases that the Company put in place during 2004 and early 2005. The material cost increase was offset slightly by improved absorption of the Company’s fixed overhead costs, primarily due to the increased sales volume.

          Selling expenses increased 10.6% from $28.4 million in the first half of 2004 to $31.4 million in the first half of 2005, primarily due to increased costs associated with the addition of sales and marketing personnel, including $2.0 million associated with the acquisition of Quik Drive. General and administrative expenses increased 8.5% from $45.7 million in the first half of 2004 to $49.6 million in the first half of 2005. The increase was primarily due to increased costs associated with the addition of administrative personnel of $1.4 million and an increase in amortization of intangible assets of $0.9 million. The increases in personnel costs and amortization were primarily associated with the Quik Drive acquisition. In addition, stock compensation costs increased by $0.5 million and cash profit sharing increased by $0.3 million, as a result of increased operating profit. The tax rate was 37.8% in the first half of 2005, down from 38.9% in the first half of 2004. The decrease was primarily due to lower taxable income as a result of the new manufacturing deduction for qualified production activity income under the American Jobs Creation Act of 2004.

          In May 2005, the Company completed the purchase, for $4.1 million, of the facility that it previously leased from a related party in Columbus, Ohio, and has commenced construction on an expansion facility in Columbus adjacent to that property. The cost of the expansion is expected to total $14.6 million. In August 2005, the Company expects to finalize the purchase of the property in Pleasanton, California, which it plans to use as its administrative offices and its engineering laboratory. The cost of this property is $9.3 million. In July 2005, the Company entered into an agreement to purchase a building in Vacaville, California, from a related party for $5.7 million. The building is 125,000 square feet and is currently being leased by the Company’s subsidiary, Simpson Dura-Vent. The transaction is expected to close in January 2008.

          In July 2005, the Company’s Board of Directors declared a cash dividend of $0.05 per share. The record date for the cash dividend is October 6, 2005, and it will be paid on October 26, 2005.

          Investors, analysts and other interested parties are invited to join the Company’s conference call on Wednesday, July 27, 2005, at 6:00 am, Pacific Time. To participate, callers may dial 800-362-0571. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

          This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to:  (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

          The Company’s results of operations for the three and six months ended June 30, 2005 and 2004, are as follows:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)

(Amounts in thousands, except per share data)	2005	2004	2005	2004

Net sales	$224,334	$181,835	$408,550	$341,751
Cost of sales	135,537	107,385	255,236	202,722
Gross profit	88,797	74,450	153,314	139,029
Selling expenses	15,501	15,338	31,379	28,383
General and administrative expenses	27,411	23,490	49,616	45,716
Income from operations	45,885	35,622	72,319	64,930
Income in equity method investment	95	—	168	—
Interest income (expense), net	131	(164)	223	108
Income before taxes	46,111	35,458	72,710	65,038
Provision for income taxes	17,273	13,643	27,488	25,274
Net income	$28,838	$21,815	$45,222	$39,764
Net income per share:
Basic	$0.60	$0.45	$0.94	$0.82
Diluted	0.60	0.45	0.93	0.81
Cash dividend declared per common share	$0.05	$0.05	$0.10	$0.10
Weighted average shares outstanding:
Basic	48,005	48,025	47,990	48,285
Diluted	48,447	48,870	48,476	49,106
Other data:
Depreciation and amortization	$5,999	$4,963	$12,488	$9,680
Pre-tax stock compensation expense	1,589	1,289	3,269	2,795

          The Company’s financial position as of June 30, 2005 and 2004, and December 31, 2004, is as follows:

	June 30, (Unaudited)		December 31, (Unaudited)

(Amounts in thousands)	2005	2004	2004

Cash and short-term investments	$63,049	$79,048	$47,949
Trade accounts receivable, net	140,977	122,318	89,807
Inventories	179,568	130,853	192,879
Other current assets	14,373	12,519	16,476
Total current assets	397,967	344,738	347,111
Property, plant and equipment, net	144,385	115,767	137,609
Goodwill	42,339	23,321	44,379
Other noncurrent assets	16,764	7,369	16,038
Total assets	$601,455	$491,195	$545,137
Trade accounts payable	$36,770	$33,593	$32,031
Line of credit and current portion of long-term debt	1,212	813	579
Other current liabilities	57,321	42,336	45,790
Total current liabilities	95,303	76,742	78,400
Long-term debt	1,932	2,483	2,397
Other long-term liabilities	1,413	1,165	1,415
Stockholders’ equity	502,807	410,805	462,925
Total liabilities and stockholders’ equity	$601,455	$491,195	$545,137

          Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to- masonry connectors, fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

          For further information, contact Barclay Simpson at (925) 560-9032.

SOURCE  Simpson Manufacturing Co., Inc.
          -0-                              07/26/2005
          /CONTACT:  Barclay Simpson of Simpson Manufacturing Co., Inc., +1-925-560-9032/
          /Web site:  http://www.strongtie.com /
          /Web site:  http://www.simpsonmfg.com /

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